Exhibit 99.1

NKGen Biotech, Inc. Announces Dosing of First Patient in its Phase 1/2a Trial with Autologous NK Cell Product, SNK01, for the Treatment of Moderate Alzheimer’s Disease

NKGen Biotech’s autologous clinical program product candidate, SNK01, demonstrated improvement in neuroinflammation and cognitive function in patients with Alzheimer’s Disease (“AD”) in its Phase 1 dose-escalation safety trial.

SNK01 consists of a non-genetically modified NK cell product with enhanced cytotoxicity and activating receptor expression for the treatment of moderate AD.

Initial patient in this Phase 1/2a trial received 6 billion cells, 50% more than the maximum dosing from the Phase 1 trial.

SANTA ANA, California, December 28, 2023 -- NKGen Biotech, Inc. (Nasdaq: NKGN) (“NKGen” or the “Company”), a clinical-stage biotechnology company focused on the development and commercialization of innovative autologous, allogeneic, and CAR-NK natural killer cell therapeutics, today announced the dosing of the first patient in its Phase 1/2a trial evaluating SNK01, a cryopreserved autologous, non-genetically modified NK cell therapy product with enhanced cytotoxicity and activating receptor expression. This Phase 1/2a trial a is evaluating safety and tolerability in participants with moderate AD.

The Phase 1 is an open label safety evaluation to determine the maximum tolerated dose and/or recommended Phase 2 dose of SNK01. The Phase 2 is a randomized double-blind trial evaluating the safety and efficacy of SNK01 in moderate AD.

“We are excited to have dosed our first patient in the Phase 1/2a SNK01 clinical trial in moderate Alzheimer’s patients using our next generation cryopreserved product to address an unmet need,” said Paul Song, M.D., CEO of NKGen Biotech, Inc. “While the vast majority of therapies have remained focused on the mild cognitive impairment or mild dementia patient population, we wanted to focus our efforts on a more advanced population for which there is currently no approved disease-modifying therapy. Whereas our previous Phase 1 trial suggested that our enhanced NK cells (given intravenously) were safe and well tolerated, and could cross the blood brain barrier to have a positive effect on brain protein aggregates as well as on neuroinflammation, we only gave four doses and did not give more than 4 billion cells per dose.”

Dr. Song continued, “Despite the fact that 2/3 of our patients in our Phase 1 trial received what we consider suboptimal dosing, 90% had stable or improved cognitive function as measured with the ADCOMS composite score at 11 weeks (one week after the final dose). In this new randomized trial, we will be giving 6 billion cells per dose every three weeks for a full year (17 total doses) versus placebo. With this increased overall dosing regimen, we hope to show even greater cognitive benefit and greater effects in protein and neuroinflammation levels. We are planning on conducting an interim data readout in Q3 2024.”

About SNK01

SNK01 is a novel cell-based, patient specific ex vivo expanded autologous natural killer (NK) cell, immunotherapeutic drug candidate. NKGen Biotech, Inc. is developing SNK01 for the treatment of neurodegenerative disorders and a broad range of cancers.

About NKGen

NKGen is a clinical-stage biotechnology company focused on the development and commercialization of innovative autologous, allogeneic, and CAR-NK NK cell therapies. NKGen is headquartered in Santa Ana, California, USA. For more information, please visit www.nkgenbiotech.com.

Forward-Looking Statements

Certain statements made in this press release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “could”, “continue”, “expect”, “estimate”, “may”, “plan”, “outlook”, “future” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward looking statements are subject to risks and uncertainties, many of which are outside of the Company’s control, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward looking statements include, but are not limited to, statements regarding the Company’s plans for developing SNK01, including the expected timing of announcing further results from its ongoing Phase 1 clinical trial; the Company’s plans for a Phase 1/2a clinical trial and expectations that the Phase 1/2a clinical trial may show greater cognitive benefit and further reduction in neuroinflammation; the expected trial design for the Phase 1/2a clinical trial; and potential benefits of the Company’s product candidates.

Risks that contribute to the uncertain nature of the forward-looking statements include: the Company’s ability to execute its plans and strategies; risks related to performing clinical studies; the risk that initial and interim results of a clinical trial do not necessarily predict final results and that one or more of the clinical outcomes may materially change as patient enrollment continues, following more comprehensive reviews of the data, and as more patient data become available; the FDA’s clearance of the Company’s IND for its Phase 1/2a clinical trial should not be relied on as a validation of SNK01’s potential or the Company’s approach; potential delays in the commencement, enrollment and completion of clinical studies and the reporting of data therefrom; the risk that studies will not be completed as planned; and NKGen’s ability to raise additional funding to complete the development of its product candidates. These forward-looking statements are based upon NKGen’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. The foregoing list of factors is not exhaustive. These and other risks and uncertainties are described more fully under the caption “Risk Factors” and elsewhere in the Company’s filings and reports, which may be accessed for free by visiting the Securities and Exchange Commission’s website at www.sec.gov and on the Company’s website under the subheading “Investors”. Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law. You should read this press release completely and with the understanding that the Company’s actual future results or performance may be materially different from what we expect.

Contacts:

Internal Contact:

Denise Chua, MBA, CLS, MT (ASCP)

Vice President, Investor Relations and Corporate Communications

NKGen Biotech, Inc.

dchua@nkgenbiotech.com

External Contacts:

Chris Calabrese

Managing Director

LifeSci Advisors, LLC

ccalabrese@lifesciadvisors.com

Kevin Gardner

Managing Director

LifeSci Advisors, LLC

kgardner@lifesciadvisors.com